Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
Maneki Mining Inc.
Vancouver, British Columbia
Canada

CONSENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 25, 2005, on the financial statements of Maneki Mining Inc. as of March 31, 2005 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-3 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

September 21, 2005

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com